Exhibit 99.1

HF Financial Corp. Earns $0.21 per share for Fiscal 2012 First Quarter
Capital Ratios Remain Strong and Credit Quality Improves

Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, October 31, 2011 — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $1.4 million, or $0.21 per diluted share for the first fiscal quarter ended September 30, 2011, compared to $490,000, or $0.07 per diluted share, for the first fiscal quarter a year ago. Nonperforming assets declined to 2.64% at the end of September, from 3.12% at the end of the preceding quarter, reflecting improving conditions in the regional agricultural market.  Capital ratios continued to expand and remain well above minimum regulatory requirements as a result of the addition of lower risk assets, controlled growth and retained earnings.

Earlier this month, the Board of Directors named Michael Vekich Chairman of the Board and Stephen Bianchi Interim President and Chief Executive Officer as part of the Company’s succession plan.

“We continue to benefit from the strength and stability of the South Dakota economy, and our efforts to reduce non-performing assets are producing tangible results,” said Bianchi.  “Our loan portfolio is performing well, with the exception of a few loans primarily in the dairy sector, our total and low-cost deposits are growing and our net interest margin is stable.”

Fiscal First Quarter Financial Highlights (at or for the period ended September 30, 2011, compared to September 30, 2010, and June 30, 2011.)

•                  Earnings for the first fiscal quarter of fiscal 2012 were $0.21 per diluted share versus $0.07 per diluted share a year ago and a loss of $0.29 per diluted share in the preceding quarter.

•                  Nonperforming assets (“NPAs”) decreased, to $31.4 million, or 2.64%, of total assets, from $37.2 million, or 3.12%, of total assets in the fourth fiscal quarter of fiscal 2011.  The majority of NPAs are related to the dairy industry.

•                  Tangible common equity continued to increase, with the tangible capital ratio increasing to 7.62%.

•                  Capital levels continued to increase and remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:

•                  Total risk-based capital to risk weighted assets was 13.79% versus 13.28% at June 30, 2011.

•                  Tier 1 capital to risk-weighted assets was 12.57% versus 12.43% at June 30, 2011.

•                  Tier 1 capital to total adjusted assets was 9.63% versus 9.44% at June 30, 2011.

•                  The most recent dividend of $0.1125 per share represents the twelfth consecutive quarter at this level.

•                  The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) maintained its stability at 3.24% in the first quarter of fiscal 2012 compared to 3.30% in the previous quarter.

•                  Deposits, excluding time certificates of deposit, increased 2.8% from the preceding quarter to $542.4 million from $527.8 million, and account for 61.4% of total deposits.

Economic Update

South Dakota’s economy remains one of the healthiest in the nation with its August seasonally adjusted unemployment rate at 4.7%, the third lowest unemployment rate in the country.  “The economic health of the agricultural sector and the tax-friendly climate in South Dakota has enabled local businesses to withstand the national economic downturn better than in other regions of the country,” said Bianchi.

The Sioux Falls metropolitan area was ranked 10th out of 366 metropolitan areas in the country in 2011 for economic strength, according to a survey done by Policom Corporation, an independent economics research firm, which specializes in studying the dynamics of local economies.  “Economic strength is the long term tendency for an area to consistently grow in both size and quality,” according to William H. Fruth, President of Policom Corporation.

Balance Sheet and Asset Quality Review

Total assets at September 30, 2011 remained flat relative to the previous quarter at $1.2 billion.  However, the loan portfolio declined while the investment portfolio reflected an increase.   “Lending opportunities have continued at a slower pace relative to years past, while customers are moving their deposits to their home-town bank. Consequently our mix of low cost deposits continues to expand, helping to reduce cost of funds.   Additionally, we are focused on maintaining relationships with customers who use multiple services, whether it be depository, lending or trust services,” noted Bianchi.

Loan balances decreased slightly to $817.3 million from $825.5 million during the most recent quarter.  Liquidity remains high, both on balance sheet and through off-balance sheet access to funds.  Agricultural loans, which are well diversified between livestock, grains, dairy and other commodities, represent 28.4% of the total loan portfolio.  With strength in the regional economy, commercial real estate accounts for 35.8% of the loan portfolio and continues to perform well.   The remainder of the loan portfolio consists of consumer loans representing 14.7% of total loans, commercial business loans at 13.0%, and residential loans equaling 8.1% of the portfolio.

Total deposits decreased to $884.2 million from $893.2 million at June 30, 2011.  Deposit accounts, excluding time certificate of deposits, have increased to 61.4% of total deposits at September 30, 2011, from 59.1% a quarter earlier.

The company continues to execute its plan to reduce certificates of deposits, which declined to $341.8 million at September 30, 2011, from $365.3 million a quarter earlier.  Additionally, noninterest bearing checking accounts declined to $115.6 from $132.4 million.  Interest bearing checking accounts increased to $124.3 million from $113.4 million and savings accounts increased to $106.0 million from $84.4 million.

Nonperforming assets decreased to $31.4 million at September 30, 2011, from $37.2 million the previous quarter.  Total NPAs were 2.64% of total assets at the end of the first quarter of fiscal 2012, compared to 3.12% at June 30, 2011.  The problem credits are primarily related to stress in the dairy sector.    Nonperforming dairy loans totaled $14.0 million at September 30, 2011, or 44.5% of total nonperforming assets.  “The dairy sector appears to be stabilizing. Dairy futures have rebounded, though feed costs continue to be an area of concern,” Bianchi said.   One additional agricultural loan relationship represented 17.3% of nonperforming loans.

The allowance for loan and lease losses at September 30, 2011, totaled $11.0 million, representing 1.35% of total loans outstanding, down from 1.40% a year ago.  Net charge-offs in the quarter totaled $3.9 million, of which $2.7 million had been specifically reserved for in prior quarters, while nonaccruing loans and leases declined to $26.2 million from $30.8 million in the preceding quarter.

Tangible common shareholders’ equity to tangible assets increased to 7.62% at September 30, 2011 compared to 7.59% at June 30. 2011.  Tangible book value per common share was $12.96 at September 30, 2011.

Capital ratios continued to strengthen and HF Financial Corp. remains well-capitalized with Tier 1 capital to risk weighted assets of 12.57% at September 30, 2011, while its Tier 1 capital to adjusted total assets was 9.63%.  These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

HF Financial’s earnings reflect a lower provision for loan losses and small gains on the sale of securities versus a loss on the sale of all trust preferred securities and an increased provision for loan losses related to a single nonperforming loan in the preceding quarter.

Net interest income totaled $9.1 million for the first fiscal quarter 2012 compared to $9.0 million for the fourth fiscal quarter 2011, and $9.6 million in the year ago quarter, reflecting a decline in both interest income and interest expenses.

The net interest margin on a tax-equivalent basis (“NIM, TE”) as a percentage of average earning assets decreased six basis points to 3.24% for the first quarter of fiscal 2012 compared to 3.30% for the previous quarter.  The NIM, TE was 3.33% for the quarter ended September 30, 2010.

Because of improvement in asset quality and adequate reserves previously established against the loan portfolio, the provision for loan losses declined $1.5 million from the previous quarter to $522,000 and $2.8 million from the same quarter in fiscal 2011.

Fiscal first quarter noninterest income was $3.4 million, or a $4.7 million increase from the preceding quarter.  Relative to one year earlier, noninterest income declined by $417,000 which primarily reflects less gains on the sale of loans and securities.

Noninterest, or operating, expenses increased to $9.8 million in the first fiscal quarter from $9.0 million in the fourth fiscal quarter of 2011, primarily reflecting elevated compensation expenses partially related to a one-time accrual resulting from the separation agreement entered into with the Company’s former Executive Vice-President and Bank President, along with other increases in professional fees and marketing fees.  Relative to one year earlier, noninterest expense has increased by $362,000 due primarily to higher professional fees.

These financial results are preliminary until the Form 10-Q is filed in November 2011.

Quarterly Dividend Declared

The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the first fiscal quarter 2012.  The dividend is payable November 17, 2011 to stockholders of record November 10, 2011.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with

GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 34 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Company has opened a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2011, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Stephen Bianchi, President and Chief Executive Officer    (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010

Interest, dividend and loan fee income:
Loans and leases receivable	$11,566	$11,528	$12,708
Investment securities and interest-earning deposits	1,303	1,504	1,483
	12,869	13,032	14,191
Interest expense:
Deposits	2,157	2,252	2,612
Advances from Federal Home Loan Bank and other borrowings	1,614	1,758	1,954
	3,771	4,010	4,566
Net interest income	9,098	9,022	9,625

Provision for losses on loans and leases	522	2,032	3,367

Net interest income after provision for losses on loans and leases	8,576	6,990	6,258

Noninterest income:
Fees on deposits	1,629	1,556	1,609
Loan servicing income	471	351	502
Gain on sale of loans, net	376	371	747
Earnings on cash value of life insurance	171	168	166
Trust income	166	180	154
Gain (loss) on sale of securities, net	301	(4,225)	397
Other	251	276	207
	3,365	(1,323)	3,782

Noninterest expense:
Compensation and employee benefits	5,718	5,344	5,547
Occupancy and equipment	1,124	1,140	1,139
FDIC insurance	272	251	344
Check and data processing expense	715	770	706
Professional fees	836	693	591
Marketing and community investment	394	180	406
Foreclosed real estate and other properties, net	43	42	25
Other	687	567	669
	9,789	8,987	9,427

Income (loss) before income taxes	2,152	(3,320)	613
Income tax expense (benefit)	711	(1,307)	123

Net income (loss)	$1,441	$(2,013)	$490

Basic earnings per common share:	$0.21	$(0.29)	$0.07
Diluted earnings per common share:	$0.21	$(0.29)	$0.07
Basic weighted average shares:	6,974,066	6,974,819	6,946,303
Diluted weighted average shares:	6,974,066	6,976,756	6,946,547
Outstanding shares (end of period):	6,974,323	6,974,272	6,963,039

HF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(DOLLARS IN THOUSANDS)

	September 30, 2011	June 30, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$29,161	$55,617
Securities available for sale	263,999	234,860
Federal Home Loan Bank stock	8,601	8,065
Loans held for sale	10,607	11,991

Loans and leases receivable	817,289	825,493
Allowance for loan and lease losses	(11,031)	(14,315)
Net loans and leases receivable	806,258	811,178

Accrued interest receivable	9,149	7,607
Office properties and equipment, net of accumulated depreciation	15,415	14,969
Foreclosed real estate and other properties	1,326	712
Cash value of life insurance	15,848	15,704
Servicing rights	12,939	12,952
Goodwill, net	4,366	4,366
Other assets	13,131	13,300
Total assets	$1,190,800	$1,191,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$884,180	$893,157
Advances from Federal Home Loan Bank and other borrowings	147,608	147,395
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	18,942	11,587
Accrued expenses and other liabilities	17,514	16,899
Total liabilities	1,096,081	1,096,875

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,057,778 and 9,057,727 shares issued at September 30, 2011 and June 30, 2011, respectively	91	91
Additional paid-in capital	45,210	45,116
Retained earnings, substantially restricted	82,210	81,554
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,895)	(1,418)
Less cost of treasury stock, 2,083,455 and 2,083,455 shares at September 30, 2011 and June 30, 2011, respectively	(30,897)	(30,897)
Total stockholders’ equity	94,719	94,446
Total liabilities and stockholders’ equity	$1,190,800	$1,191,321

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	9/30/2011	6/30/2011	9/30/2010
Balance, beginning	$14,315	$13,495	$9,575
Provision charged to income	522	2,032	3,367
Charge-offs	(3,888)	(1,398)	(718)
Recoveries	82	186	95
Balance, ending	$11,031	$14,315	$12,319

	9/30/2011	6/30/2011	9/30/2010
Asset Quality
Nonaccruing loans and leases	$26,225	$30,844	$17,956
Accruing loans and leases delinquent more than 90 days	3,833	5,643	4,235
Foreclosed assets	1,326	713	942
Total nonperforming assets	$31,384	$37,200	$23,133

General allowance for loan and lease losses	$7,355	$7,677	$9,405
Specific impaired loan valuation allowance	3,676	6,638	2,914
Total allowance for loans and lease losses	$11,031	$14,315	$12,319

Ratio of nonperforming assets to total assets at end of period (1)	2.64%	3.12%	1.84%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.68%	4.42%	2.52%
Ratio of net charge offs to average loans and leases for the three months ended (3)	1.82%	0.58%	0.28%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.35%	1.73%	1.40%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	36.70%	39.23%	55.51%

(1)	Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3)	Percentages for the three months ended September 30, 2011, June 30, 2011, and September 30, 2010, have been annualized.

CAPITAL COMPOSITION

(Unaudited)

	9/30/2011	6/30/2011	9/30/2010

Common stockholder’s equity before OCI (1) to consolidated assets	8.15%	8.08%	7.78%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	0.16	0.14	(0.05)
Net unrealized losses on defined benefit plan	(0.05)	(0.05)	(0.06)
Net unrealized losses on derivatives and hedging activities	(0.27)	(0.21)	(0.23)
Goodwill to consolidated assets	(0.37)	(0.37)	(0.35)
Tangible common equity to tangible assets	7.62%	7.59%	7.09%

Tangible book value per common share (2)	$12.96	$12.92	$12.78

Tier I capital (to adjusted total assets) (3)	9.63%	9.44%	8.73%
Tier I capital (to risk weighted assets) (3)	12.57%	12.43%	10.80%
Total risk-based capital (to risk-weighted assets) (3)	13.79%	13.28%	11.71%

Number of full-service offices	34	34	33

(1)	Accumulated other comprehensive income (loss).
(2)	Common equity reduced by goodwill and divided by number of shares of outstanding common stock.
(3)	Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	September 30, 2011		June 30, 2011
	Amount	Percent	Amount	Percent

Residential:
One-to four-family	$63,093	7.7%	$57,766	7.0%
Construction	3,404	0.4%	4,186	0.5%
Commercial:
Commercial business (1)	100,997	12.4%	104,227	12.6%
Equipment finance leases	5,571	0.7%	6,279	0.8%
Commercial real estate:
Commercial real estate	225,262	27.5%	219,800	26.6%
Multi-family real estate	48,861	6.0%	49,307	6.0%
Construction	18,139	2.2%	13,584	1.7%
Agricultural:
Agricultural real estate	107,589	13.2%	111,808	13.5%
Agricultural business	124,324	15.2%	138,818	16.8%
Consumer:
Consumer direct	20,470	2.5%	20,120	2.4%
Consumer home equity	93,330	11.4%	94,037	11.4%
Consumer overdraft & reserve	4,871	0.6%	3,426	0.4%
Consumer indirect	1,378	0.2%	2,135	0.3%

Total loans and leases receivable (2)	$817,289	100.0%	$825,493	100.0%

(1) Includes $2,377 and $2,377 tax exempt leases at September 30, 2011 and June 30, 2011, respectively.

(2) Excludes undisbursed portion of loans in process and deferred loan fees and discounts.

Deposit Composition

	September 30, 2011		June 30, 2011
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$115,632	13.08%	$132,389	14.82%
Interest bearing checking accounts	124,313	14.06%	113,367	12.69%
Money market accounts	196,466	22.22%	197,624	22.13%
Savings accounts	106,015	11.99%	84,449	9.46%
In-market certificates of deposit	327,770	37.07%	349,606	39.14%
Out-of-market certificates of deposit	13,984	1.58%	15,722	1.76%
Total deposits	$884,180	100.00%	$893,157	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	September 30, 2011		September 30, 2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$832,298	5.53%	$892,630	5.65%
Investment securities (2) (3)	297,724	1.74%	268,988	2.19%
Total interest-earning assets	1,130,022	4.53%	1,161,618	4.85%
Noninterest-earning assets	69,100		79,949
Total assets	$1,199,122		$1,241,567

Interest-bearing liabilities:
Deposits:
Checking and money market	$311,203	0.68%	$269,008	0.56%
Savings	113,693	0.28%	76,507	0.34%
Certificates of deposit	350,521	1.75%	436,885	1.97%
Total interest-bearing deposits	775,417	1.11%	782,400	1.32%
FHLB advances and other borrowings	148,936	3.10%	195,220	3.03%
Subordinated debentures payable to trusts	27,837	6.50%	27,837	6.57%
Total interest-bearing liabilities	952,190	1.58%	1,005,457	1.80%
Noninterest-bearing deposits	119,758		104,727
Other liabilities	32,834		37,184
Total liabilities	1,104,782		1,147,368
Equity	94,340		94,199
Total liabilities and equity	$1,199,122		$1,241,567

Net interest spread (4)		2.95%		3.05%
Net interest margin (4) (5)		3.20%		3.29%
Net interest margin, TE (6)		3.24%		3.33%
Return on average assets (7)		0.48%		0.16%
Return on average equity (8)		6.08%		2.06%

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.
(2)	Includes federal funds sold, Federal Reserve cash balances, and Federal Home Loan Bank stock.
(3)	Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.
(4)	Percentages for the three months ended September 30, 2011 and September 30, 2010 have been annualized.
(5)	Net interest income divided by average interest-earning assets.
(6)

Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.
(8)	Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	September 30, 2011		June 30, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$832,298	5.53%	$837,590	5.52%
Investment securities (2) (3)	297,724	1.74%	275,503	2.19%
Total interest-earning assets	1,130,022	4.53%	1,113,093	4.70%
Noninterest-earning assets	69,100		80,943
Total assets	$1,199,122		$1,194,036

Interest-bearing liabilities:
Deposits:
Checking and money market	$311,203	0.68%	$300,502	0.63%
Savings	113,693	0.28%	92,610	0.32%
Certificates of deposit	350,521	1.75%	377,342	1.81%
Total interest-bearing deposits	775,417	1.11%	770,454	1.17%
FHLB advances and other borrowings	148,936	3.10%	164,720	3.18%
Subordinated debentures payable to trusts	27,837	6.50%	27,837	6.51%
Total interest-bearing liabilities	952,190	1.58%	963,011	1.67%
Noninterest-bearing deposits	119,758		105,007
Other liabilities	32,834		30,908
Total liabilities	1,104,782		1,098,926
Equity	94,340		95,110
Total liabilities and equity	$1,199,122		$1,194,036

Net interest spread (4)		2.95%		3.03%
Net interest margin (4) (5)		3.20%		3.25%
Net interest margin, TE (6)		3.24%		3.30%
Return on average assets (7)		0.48%		-0.68%
Return on average equity (8)		6.08%		-8.49%

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.
(2)	Includes federal funds sold, Federal Reserve cash balances, and Federal Home Loan Bank stock.
(3)	Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.
(4)	Percentages for the three months ended September 30, 2011 and June 30, 2011 have been annualized.
(5)	Net interest income divided by average interest-earning assets.
(6)

Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.
(8)	Ratio of net income to average equity.

HF Financial Corp.

Age Analysis of Past Due Financing Receivables

At September 30, 2011

(Dollars in Thousands)

(Unaudited)

	Accruing and Nonaccruing Loans					Investment >		Total
	30- 59 Days	60- 89 Days	Greater Than	Total		90 Days and	Nonaccrual	Nonperforming
	Past Due	Past Due	89 Days	Past Due	Current	Accruing (1)	Balance	Loans
Residential:
One-to four-family	$150	$237	$1,377	$1,764	$61,329	$65	$1,438	$1,503
Construction	—	—	—	—	3,404	—	—	—
Commercial:								—
Commercial business	171	226	601	998	99,999	148	553	701
Equipment finance leases	41	40	114	195	5,376	—	114	114
Commercial real estate:								—
Commercial real estate	—	88	786	874	224,388	113	683	796
Multi-family real estate	—	—	32	32	48,829	—	32	32
Construction	—	—	—	—	18,139	—	—	—
Agricultural:								—
Agricultural business	485	—	3,688	4,173	103,416	1,189	13,303	14,492
Agricultural real estate	1,076	808	5,407	7,291	117,033	2,318	9,744	12,062
Consumer:								—
Consumer direct	12	—	8	20	20,450	—	8	8
Consumer home equity	195	65	324	584	92,746	—	324	324
Consumer OD & reserve	4	—	—	4	4,867	—	—	—
Consumer indirect	16	3	25	44	1,334	—	26	26
Total	$2,150	$1,467	$12,362	$15,979	$801,310	$3,833	$26,225	$30,058

(1)  Loans accruing which are delinquent greater than 90 days have either government gaurantees or acceptable loan-to-value ratios.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin-Tax Effective Yield

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010

Net interest income	$9,098	$9,022	$9,625
Taxable equivalent adjustment	105	123	129
Adjusted net interest income	9,203	9,145	9,754
Average interest-earning assets	1,130,022	1,113,093	1,161,618
Net interest margin, TE	3.24%	3.30%	3.33%